EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into this 14th day of January, 2009 between Mark Seremet (“Executive”) and Zoo Games, Inc. (the “Company”).

1.           Term of Employment  The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the date hereof (the “Commencement Date”) and ending on the three year anniversary of the Commencement Date, unless sooner terminated in accordance with the provisions of Section 4 or extended as hereinafter provided (such period, as it may be extended or terminated, is the “Agreement Term”).  Beginning on the three year anniversary of the Commencement Date, and on each anniversary of the Commencement Date thereafter, the Agreement Term shall extend for an additional one year period from the then current expiration date of the Agreement Term unless at least 60 days prior to the anniversary date either Executive or the Company provides written notice to the other party electing not to extend the Agreement Term.

2.           Title; Capacity.  The Company will employ Executive, and Executive agrees to work for the Company, as its Chief Executive Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company shall from time to time assign to Executive.  Executive shall report to the Board of Directors (the “Board”) of Zoo Entertainment, Inc., the Company’s parent corporation (“Parent”) and shall be subject to the supervision of, and shall have such authority as is delegated by the Board, which authority shall be sufficient to perform Executive’s duties hereunder.  Executive shall devote Executive’s full business time and reasonable best efforts in the performance of the foregoing services, provided that Executive may accept other board memberships or serve in a like capacity in other charitable organizations that are not in conflict with Executive’s primary responsibilities and obligations to the Company, subject to Board approval with such approval not to be unreasonably withheld.

3.           Compensation and Benefits.

(a)           Salary.  As of the Commencement Date, the Company shall pay Executive a base salary of $325,000 per year, payable in accordance with the Company’s customary payroll practices (the “Base Salary”).  The Base Salary thereafter shall be subject to annual review and adjustment as determined by the Company in its discretion on the anniversary of the Commencement Date each year of the Agreement Term.

(b)           Discretionary Bonus.  The Board may, from time to time, award Executive an annual bonus, in the sole discretion of the Board (the “Bonus”).  The discretionary bonus, if any, shall be in addition to Executive’s Base Salary, and shall be determined in the sole discretion of the Board and based on such factors as the Company’s budget set for the fiscal year, and the Executive and the Company’s performances during the fiscal year.  Executive must be employed by the Company or one of its affiliates on the date such Bonus, if any, is paid, and such Bonus shall be paid within seven (7) days of  the completion of the Company’s annual audit.

(c)           Equity Compensation.  On the Commencement Date, the Company shall grant to Executive equity in the form of options to acquire 750,000 shares of common stock of the Company at an exercise price per share equal to the per share fair market value, as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), of the Company’s common stock as of the Commencement Date (the “Option”).  Provided Executive is employed by the Company on each vesting date, the Option shall vest in equal installments on each of the three (3) anniversaries of the Commencement Date and, except as otherwise provided in this Agreement, subject to such other terms and conditions as set forth in the Company’s standard form of option agreement.  The Option shall be exercisable for a period of ten years from the date of the grant.  Any equity granted shall be governed in all respects by the Company’s stock and equity plans in effect on the Commencement Date.

(d)           Fringe Benefits.  Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to, health care plans, life insurance plans, disability insurance, retirement plans, and all other benefit plans from time to time in effect.  Executive shall also be entitled to take four weeks of fully paid vacation in accordance with Company policy.

(e)           Reimbursement of Certain Expenses.  Executive shall be reimbursed for such reasonable and necessary business expenses incurred by Executive while Executive is employed by the Company, which are directly related to the furtherance of the Company’s business.  The Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.  The Company may request additional documentation or a further explanation to substantiate any business expense submitted for reimbursement, and retains the discretion to approve or deny a request for reimbursement.  If a business expense reimbursement is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.  Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which such business expense is incurred by the Executive.

4.           Termination of Employment Period.  The Employment Period shall terminate upon the occurrence of any of the following:

(a)           Termination of the Agreement Term.  At the expiration of the Agreement Term, but only if appropriate notice is given in accordance with Section 1.

(b)           Termination for Cause.  At the election of the Company, for cause upon written notice by the Company to Executive.  For the purposes of this Section, “Cause” for termination shall be deemed to exist upon the occurrence of any of the following:

(i)           a good faith finding by the Company that Executive has engaged in dishonesty, negligence or misconduct that injures the Company;

(ii)           Executive’s conviction or entry of nolo contendere to any felony or a crime involving moral turpitude, fraud or embezzlement of Company property; or

(iii)           Executive’s material breach of his duties under this Agreement, which, if curable, has not been cured by Executive within ten (10) days after he shall have received written notice from the Company stating the nature of such breach.

(c)           Voluntary Termination by the Company or for Good Reason.  At the election of the Company, without Cause, at any time upon 30 days prior written notice by the Company to Executive or by Executive for Good Reason (as defined below).

(d)           Death or Disability.  Thirty days after the death or determination of disability of Executive.  As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement.  A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.  Notwithstanding the foregoing, if and only to the extent that Executive’s disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth in Section 409A(a)(2)(C) of the Code.

(e)           Voluntary Termination by Executive.  At the election of Executive upon not less than 30 days prior written notice by him to the Company.

5.           Effect of Termination.

(a)           Termination for Cause, at the Election of Executive, at Death, for Disability or Upon Expiration of the Agreement Term.  In the event that Executive’s employment is terminated for Cause, upon Executive’s death, at the election of Executive, for Executive’s Disability or upon the expiration of the Agreement Term, the Company shall have no further obligations under this Agreement other than to pay to Executive salary and accrued vacation through the last day of Executive’s actual employment by the Company.

(b)           Voluntary Termination by the Company or for Good Reason.  In the event that Executive’s employment is terminated without Cause or for Executive’s resignation for Good Reason, beginning immediately after the date of such termination, the Company shall pay Executive, in addition to the amounts provided for in Section 5(a) above, severance in a lump sum in an amount equivalent to one (1) year of annual base salary then in effect as of the date of termination.  The payment of the severance is conditioned upon Executive’s delivery and non-revocation of a release of claims as against the Company, and the lump sum payment shall be made fourteen (14) days after the effective date of such release.  Notwithstanding the foregoing, if any of the benefits or payments set forth herein are subject to Section 409A of the Code, no benefits triggered by a termination of employment will be paid hereunder until the Executive incurs a “separation from service” as defined in Section 409A(a)(2)(A)(i) of the Code.

(c)           Notwithstanding any other provision with respect to the timing of payments under Section 5(b) if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 5(b) which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the thirteenth month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to one year of payments otherwise due to the Executive under the terms of Section 5(b) as applicable.  After the first business day of the thirteenth month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 5(b), as thereafter applicable.

(d)           As used in this Agreement, “Good Reason” means, without Executive’s written consent, (a) the assignment to Executive of duties inconsistent in any material respect with the duties of a Chief Executive Officer; or (b) a material reduction in Base Salary or other benefits; or (c) the reassignment of Executive to work at a geographic location more than 50 miles from the Company’s current principal place of business; or (d) a Change of Control (as defined below) of Parent or the Company that occurs following 18 months after the Commencement Date.  Notwithstanding the occurrence of any of the events enumerated in this paragraph, an event shall not be deemed to constitute Good Reason if, (i) Executive does not report the conditions which the Executive believes to be Good Reason to the Company within 45 days of such conditions occurring and (ii) within 30 days after the Executive provides notice of Good Reason to the Company, the Company has fully corrected such Good Reason and made the Executive whole for any such losses.  For purposes hereof, “Change of Control” means a merger or consolidation involving the Company or Parent, other than a merger or consolidation which would result in the voting securities of the Company or parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or Parent or the surviving entity or parent of such surviving entity outstanding immediately after such merger or consolidation, or the sale or disposition by the Company or Parent of all or substantially all of the Company’s or Parent’s assets.

6.           Nondisclosure and Noncompetition.

(a)           Proprietary Information.

(i)           Executive agrees that all information and know-how, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company.  By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, designs, drawings, slogans, tests, logos, ideas, practices, projects, developments, plans, research data, financial data, personnel data, computer programs and codes, and customer and supplier lists.  Executive will not disclose any Proprietary Information to others outside the Company except in the performance of Executive’s duties or use the same for any unauthorized purposes without written approval by the Board, either during or after Executive’s employment, unless and until such Proprietary Information has become public knowledge or generally known within the industry without fault by Executive, or unless otherwise required by law.

(ii)           Executive agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, electronic or other material containing Proprietary Information, whether created by Executive or others, which shall come into Executive’s custody or possession, shall be and are the exclusive property of the Company to be used by Executive only in the performance of Executive’s duties for the Company.

(iii)           Executive agrees that Executive’s obligation not to disclose or use information, know-how and records of the types set forth in paragraphs (i) and (ii) above, also extends to such types of information, know-how, records and tangible property of subsidiaries and joint ventures of the Company, clients or customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Executive in the course of the Company’s business.

(b)           Prior Contracts and Inventions; Information Belonging to Third Parties.  Executive represents that there are no contracts to assign Inventions between any other person or entity and Executive.  Executive further represents that (i) Executive is not obligated under any consulting, employment or other agreement which would affect the Company's rights or my duties under this Agreement, (ii) there is no action, investigation, or proceeding pending or threatened, or any basis therefore known to Executive involving Executive’s prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (iii) the performance of Executive’s duties as an employee of the Company will not breach, or constitute a default under any agreement to which Executive is bound, including, without limitation, any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company.  Executive will not, in connection with Executive’s employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which Executive is not lawfully entitled.

(c)           Noncompetition and Nonsolicitation.

(i)           During the Employment and for a period of twelve months after the termination of Executive’s employment with the Company for any reason, Executive will not directly or indirectly, absent the Company’s prior written approval, render services of a business, professional or commercial nature to any other person or entity that competes with the Company in the same geographical area where the Company does business at the time this covenant is in effect (or where the Company has made, as of the effective date of termination, active plans to do business), whether such services are for compensation or otherwise, whether alone or in conjunction with others, as an employee, as a partner, or as a shareholder (other than as the holder of not more than 1% of the combined voting power of the outstanding stock of a public company), officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any other similar representative capacity. Such period is hereafter referred to as the “Executive Non-Compete Period”.

(ii)           During the Employment Period and until the conclusion of the Executive Non-Compete Period, Executive will not, directly or indirectly, recruit, solicit or induce, or attempt to recruit, solicit or induce any employee or employees of the Company to terminate their employment with, or otherwise cease their relationship with, the Company.

(iii)           During the Employment Period and until the conclusion of the Executive Non-Compete Period, Executive will not, directly or indirectly, solicit, divert or take away, or attempt to solicit, divert or take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company.

(d)           If any restriction set forth in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(e)           The restrictions contained in this Section 6 are necessary for the protection of the business and goodwill of the Company and are in exchange for payments made to Executive for Executive’s ownership interest in the Company and are considered by Executive to be reasonable for such purpose.  Executive agrees that any breach of this Section will cause the Company substantial and irrevocable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available, the Company shall have the right to seek specific performance and injunctive relief.  The Company shall be entitled to recover its reasonable attorneys’ fees in the event it prevails in such an action.

7.           Entire Agreement - Prior Agreements.  This Agreement constitutes the entire agreement between the parties and supersedes the Employment Agreement, dated April 16, 2008, as amended, entered into between the Company and Executive, and any other prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

8.           Amendment.  This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

9.           Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the New York without regard to principles of conflicts of laws thereunder.

10.           Notices.  Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party’s last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section.

11.           Jury Waiver.  Executive and the Company hereby waive trial by jury with respect to any claims arising under or relating to this Agreement or Executive’s employment at the Company.

12.           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by Executive.

13.           Miscellaneous.

(a)           No Waiver.  No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

(b)           Severability.  In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

(c)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

14.           Tax Consequences.  Notwithstanding any other provision of this Agreement to the contrary, the Company makes no guarantee of any tax consequences to the Executive including, without limitation, under section 409A of the Code, and has advised Executive to seek independent advice prior to the execution of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

/s/ Mark Seremet
MARK SEREMET
ZOO GAMES, INC.
By:	/s/ Evan Gsell
Name:	Evan Gsell
Its:	Chief Operating Officer